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                                                                   EXHIBIT D-1.8

1999 WL 1212980 (F.E.R.C.)

                   *1 Commission Opinions, Orders and Notices

                               Alliance Companies

 American Electric Power Service Corporation, Consumers Energy Company, Detroit
    Edison Company, First Energy Corporation, and Virginia Electric and Power
                                     Company

                            Docket No. ER99-3144-000

                             Docket No. EC99-80-000

             Order on Proposed Disposition and Related Rate Filings

                           (Issued December 20, 1999)

Before Commissioners: James J. Hoecker, Chairman; William L. Massey, Linda Breathitt, and Curt H (acute)ebert, Jr.

         In this order, the Commission conditionally authorizes the application of several transmission-owning public utilities (Alliance Companies or Applicants) [FN1] to transfer ownership and/ or functional control of their jurisdictional transmission facilities to the Alliance regional transmission organization (Alliance). The order also conditionally accepts under Section 205 of the Federal Power Act (FPA) certain agreements filed as part of the application. We are conditionally approving the general framework of the filing to the extent discussed in this order. Other issues will be addressed as part of our review of Applicants' compliance filing.

         We are encouraged by the Applicants' substantial efforts to form a new transmission entity to own or control their transmission facilities. The Applicants have developed creative and innovative approaches to several important issues involved in the formation of such regional entities, particularly tax issues related to divestiture. The Commission is open to transcos (for-profit regional transmission entities) and has carefully considered the Applicants' proposed transco in this order. While certain aspects of their proposal require modification or further development, we appreciate the difficult work the Applicants have done already and believe that their proposal, if modified to address the concerns of this order, can provide significant benefits to the industry and consumers. Our Final Rule on regional transmission organizations (RTO), which is being issued concurrently, [FN2] provides for a collaborative process in developing RTOs and we look forward to working with the Applicants and others as part of such a process.

                                  I. The Filing
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                                                                   EXHIBIT D-1.8

         On June 3, 1999, the Alliance Companies filed an application under
Section 203 of the FPA, 16 U.S.C. s 824b (1994), seeking an order approving the transactions necessary to create Alliance. The Alliance Companies indicate that these transactions will include one or more of the following: (1) the transfer of ownership of jurisdictional transmission facilities owned by one or more of the Alliance Companies to Alliance Transmission Company, LLC (Alliance Transco) and the transfer of control over operations of jurisdictional transmission facilities owned by the remaining Alliance Companies to the Alliance Transco;
(2) the transfer of control over operations of jurisdictional transmission facilities owned by the Alliance Companies to the Alliance Independent Transmission System Operator, Inc. (Alliance ISO); and (3) the transfer of control over operations of the jurisdictional transmission facilities of the Alliance Companies from the Alliance ISO to the Alliance Transco.

         *2 The Alliance Companies analyzed their proposal under the minimum characteristics and functions set forth in the RTO NOPR. [FN3] The Alliance Companies also include an analysis to demonstrate that their proposal satisfies the eleven independent system operator (ISO) principles adopted in Order No.
888. [FN4] According to Applicants, their proposal meets each of the Commission's eleven ISO principles set forth in Order No. 888. In addition, Applicants contend that their proposal substantially complies with the four required characteristics and seven required functions set forth in the Commission's RTO NOPR. In the event that the Commission is unable to find that the Alliance proposal satisfies any element of the minimum characteristics and functions proposed in the RTO NOPR, the Applicants request that the Commission find that the Alliance proposal is just and reasonable in light of its substantial compliance with the proposed RTO NOPR and its satisfaction of the ISO principles. The Applicants acknowledge that, as public utilities owning and operating transmission facilities, the Alliance Companies will be required to comply with any requirements emanating from the RTO Final Rule.

         The Alliance Companies submitted a companion filing in Docket No. ER99-3144-000, pursuant to Section 205 of the FPA, requesting that the Commission permit these transactions to occur pursuant to the terms of the "Alliance Agreement Establishing the Alliance Independent Transmission System Operator, Inc., the Alliance Transmission Company, Inc., and the Alliance Transmission Company, LLC (Alliance Agreement)." The Alliance Companies also seek Commission approval of an Alliance open access transmission tariff (OATT or Tariff).

         On October 1, 1999, the Alliance Companies amended their Sections 203 and 205 applications to include a list of transmission facilities that will be transferred to the Alliance. In addition, the Alliance Companies filed two amendments to its Pricing Protocol and the methodology for calculating the fee under which Alliance will recover its administrative costs.

         The Alliance Companies request that the Commission approve the entire Alliance proposal at this time and permit the Alliance Companies to implement the components of the proposal without being required to receive further approvals from the Commission. The Alliance Companies explain that they have submitted a detailed mechanism to implement all aspects of the proposal and, thus, Applicants argue that the Commission will be able to satisfy itself fully
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                                                                   EXHIBIT D-1.8

that the proposal is consistent with the public interest. Applicants claim that this aspect of the requested authorization is the cornerstone of its proposal.

                      II. Summary of the Alliance Proposal

         The Alliance Companies propose to create a for-profit transmission entity (Alliance Transco) that would own, control, and operate the jurisdictional transmission facilities of one or more of the Alliance Companies and would control-but not own-the transmission facilities of the remaining Alliance Companies. [FN5] Alternatively, if certain triggering conditions required to initiate the Alliance Transco are not met, the Alliance Companies would initially establish a non-profit independent system operator (i.e., the Alliance ISO) to control their jurisdictional facilities until the trigger conditions are later satisfied, allowing the transition to Alliance Transco.

         *3 If the Alliance Companies elect to form the Alliance Transco, they will do so by forming two companies, the Alliance Publico and the Alliance Transco. The Alliance Transco will be a Delaware limited liability company and will own all the transmission assets divested by the divesting transmission owners. The Alliance Transco will have one managing member and one or more non-managing members. The managing member will be Alliance Publico, a registered public utility holding company that will be owned and controlled by the public through the sale of voting securities in an initial public offering. Any Alliance Company that chooses to divest its transmission facilities to the Alliance Transco in exchange for a membership interest in the Alliance Transco, rather than a cash sale, will be a non-managing member of the Alliance Transco.

         According to Applicants, the Alliance Publico will be governed by a Board of Directors appointed by the shareholders. Directors of Alliance Publico may not be affiliated with any of the Alliance Companies. In addition, no Alliance Company or "Transmission User" under the Alliance Tariff may purchase more than 5 percent of the stock of the Alliance Publico, or hold contract rights otherwise entitling it to direct the voting percentage of such stock. [FN6] The Alliance Transco also will have an advisory committee consisting of stakeholders from all segments of the industry.

         Applicants state that, within 90 days after the Commission issues an order approving the instant submittal, the Alliance Companies will make an initial declaration of their intent to transfer ownership of their transmission facilities to the Alliance Transco. The Alliance Transco will be created if the initial declaration results in the satisfaction of the following Transco Trigger
Conditions: (1) one or more of the Alliance Companies that have transmission facilities with a gross book value of at least $1 billion in aggregate declares that it (or they) intends to divest its transmission facilities to the Alliance Transco (Divesting Transmission Owner); and (2) at least 50 percent of the remaining Alliance Companies concur with the establishment of the Alliance Transco (Non-Divesting Transmission Owner). [FN7] Non-Divesting Transmission Owners will transfer functional control over their transmission facilities to the Alliance Transco which will
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                                                                   EXHIBIT D-1.8

perform the functions of an ISO with respect to those facilities. [FN8] Under this option, Alliance will function as a hybrid Transco/ISO. Each Alliance Company will sign an Agency Agreement which will permit Alliance to provide transmission service over the respective transmission and distribution facilities that are not transferred to Alliance. Prior to the election of the Board of Directors of the Alliance Publico, any Alliance Company may withdraw from the Alliance Agreement on 30 days' notice. In addition, after the Board of Directors are elected, any Alliance Company may withdraw from the Alliance Agreement upon 12 months' notice and the receipt of any required governmental approvals.

         *4 As previously discussed, within 90 days of the Commission's approval of the instant submittal, the Alliance Companies will declare their intentions. However, if the triggering conditions needed to form the Alliance Transco are not met, the Alliance Companies will create the Alliance ISO. Each Alliance Company will execute an Operation Agreement which will transfer control of that Alliance Company's transmission facilities to Alliance which will operate these facilities pursuant to the Operating and Planning Protocols. As with the Alliance Transco, each Alliance Company will also sign an Agency Agreement for transmission service over the facilities that are not transferred to the Alliance ISO. The Alliance ISO will continue in operation until one or more of the Alliance Companies triggers the transition from the Alliance ISO to the Alliance Transco. Once the transition is complete, the Alliance ISO would be dissolved. Alliance Companies also may withdraw from the Alliance Agreement within the same time periods and under the same conditions pending election of the Board of Directors of the Alliance ISO.

         Any time after the Alliance ISO commences operations, any Alliance Company may formally request a vote of the Alliance Companies with respect to their intent to divest their transmission assets. If the previously discussed trigger conditions are met, the Divesting Transmission Owners will transfer title of their transmission facilities to the Alliance Transco and the Alliance ISO will transfer control over all remaining transmission facilities to the Alliance Transco. When the Alliance Transco becomes operational, the Alliance ISO will be dissolved.

         According to Applicants, if the Commission approves the application, including the transition mechanism, and the Alliance Companies initially form the Alliance ISO, the Alliance Companies commit that the Alliance Transco trigger conditions will be met no later than three years after the Alliance ISO commences operations. The Alliance Companies request that the Commission approve the entire Alliance proposal and permit the Alliance Companies to implement the components of the proposal without being required to receive further approvals from the Commission. Applicants state that they need the ability to divest their transmission assets at a time when the financial markets will be receptive to an initial public offering of stock in Alliance Publico. In addition, Applicants contend that, as an incentive to the Alliance Companies to divest, the divestiture and initial public offering must take place at a time when the financial markets will place a high value on the transmission assets to be divested. [FN9]

                       III. Summary of Proposed Agreements
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                                                                   EXHIBIT D-1.8


         The Alliance Agreement is the umbrella agreement signed by the Alliance Companies that provides the mechanisms for forming the Alliance Publico/Alliance Transco, or in the alternative, the Alliance ISO. The Alliance Agreement also provides the transition from the Alliance ISO to the Alliance Publico/Alliance Transco if Alliance initially takes the form of the Alliance ISO. The Alliance Agreement includes the following: (1) Term Sheet for the Alliance Publico; (2) Term Sheet for the Alliance Transco; (3) Bylaws for the Governance of the Alliance ISO; (4) Alliance Operating Protocol; (5) Alliance Planning Protocol;
(6) Alliance Protocol for Transmission Service Pricing, Discounting, Revenue Distribution, and Grandfathered Contracts; (7) Alliance Operation Agreement; and
(8) Alliance Agency Agreement. [FN10]

         *5 The Applicants also filed a proposed open access transmission tariff. We will address the tariff in a future order.

                       IV. Notice of Filing and Responses

         Notices of Applicants' filings, in Docket Nos.EC99-80-000 and ER99-3144-000 were published in the Federal Register, 64 Fed. Reg. 32,851 (1999) and 64 Fed. Reg. 32,038 (1999) (respectively), as jointly supplemented, 64 Fed. Reg. 58,392 (1999), with comments, protests and interventions due on or before November 12, 1999.

         The state commissions of Ohio, Illinois, Indiana, Michigan, Missouri, Maryland and West Virginia have filed notices of intervention. In addition, a number of other parties have filed motions to intervene and protests in one or both dockets, as listed in Appendix A to this order. Several parties have moved for various other forms of relief, including motions to consolidate Docket Nos. ER99-3144-000 and EC99-80-000, requests for hearing on aspects of the filing, requests for imposition of certain conditions, and a suggestion for limited referral to the Office of Dispute Resolution Services. [FN11]

                                  V. Discussion

         I. Procedural Matters

         The notices of intervention of the state commissions and the timely, unopposed motions to intervene serve to make the intervenors listed in Appendix A parties to this proceeding. See 18 C.F.R. s 385.214 (1998). Given the stage of this proceeding, and the absence of undue delay or prejudice, we find good cause to grant the untimely, unopposed motions to intervene by parties listed in Appendix A.

         Certain parties also filed answers to various requests for relief and protests. Although the Commission's Rules of Practice and Procedure do not
permit answers to protests, [FN12] given the complex nature of this proceeding, and given that the answers help in clarifying certain issues, we will accept the answers.
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                                                                   EXHIBIT D-1.8

         II. Standards to be Used to Analyze the Alliance Proposal

A. Statutory Authority

         Our review of this application is based on our statutory authority under Sections 203 and 205 of the FPA. The transfer of ownership or operational control of the jurisdictional transmission facilities of public utilities to Alliance is a disposition of jurisdictional facilities requiring prior Commission authorization under Section 203. [FN13] The Commission shall approve such a disposition if "consistent with the public interest," and may condition its approval as it finds necessary or appropriate "to secure the maintenance of adequate service and the coordination in the public interest of facilities subject to the jurisdiction of the Commission." We must also review the related agreements under Section 205 to ensure that they are just and reasonable, and not unduly discriminatory or preferential.

B. Standard to Review this Proposal

         The RTO NOPR indicated that the Commission would apply the eleven ISO principles set forth in Order No. 888 to proposals to create regional transmission institutions prior to the effective date of the RTO Final Rule. Accordingly, as discussed below, we will analyze the Alliance Companies' proposal in the context of the eleven ISO principles. However, we will also provide certain guidance on the Alliance Companies' proposal based on the RTO Final Rule, which is being issued concurrently.

         *6 III. Analysis Under the Eleven ISO Principles
Principle No. 1: Governance should be structured in a fair and non-discriminatory manner.

         Applicants

         Applicants contend that the governance structure of Alliance is fair and non-discriminatory and satisfies ISO Principle No. 1. Applicants contend that the Transco's governance structure is unique to Alliance and reflects the inherent differences between a for-profit transco and a not-for-profit ISO. Applicants maintain that aspects of the governance structure are necessary to protect investment and to create an entity that is attractive to outside investors and will encourage voluntary participation by utilities in RTOs.

         Intervenors

         Intervenors argue that Alliance fails to meet the independence principle for an ISO described in Order No. 888. Intervenors contend that Alliance fails the independence standard in several areas. [FN14] First,
Alliance would permit the transmission owners (and any transmission user) to individually own up to 5 percent of the voting stock of Alliance Publico. Intervenors argue that this would permit the Alliance Companies to control 25 percent of the voting stock of Alliance Publico. Intervenors assert that 25 percent of the votes of a publicly held
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                                                                   EXHIBIT D-1.8

corporation is a sizable block that could have a significant impact on the management of the Alliance Publico. Intervenors argue that, if other utilities join, the voting block would also increase.

         In addition, Intervenors note that Applicants' proposed Alliance Transco suffers from a similar independence problem. According to Intervenors, an Alliance Company that divests its transmission assets to the Alliance Transco could have a substantial ownership interest in the Alliance Transco because of the optional compensation package. A divesting Alliance Company may receive either cash or an ownership interest (or a combination of the two) in the Alliance Transco. Thus, an Alliance Company may divest its transmission assets but reacquire an ownership interest in the transmission entity that now operates the same divested assets. [FN15] Chaparral objects to this structure generally and requests that the Commission direct Alliance to be formed as a publicly traded firm with limitations on ownership by utility participants. [FN16]

         According to Intervenors, a transmission owner that divests its transmission assets to the Alliance Transco could have a substantial ownership interest in the Alliance Transco because of the optional compensation package. A divesting transmission owner may receive either cash or an ownership interest (or a combination of the two) in the Alliance Transco. Thus, a transmission owner may divest its transmission assets but reacquire an ownership interest in the transmission entity that now operates the same divested assets. [FN17] While this ownership interest will be "passive," Intervenors argue that governing business organization law makes it quite clear that the Transco's Directors and management will owe a fiduciary duty to the transmission owners. NCEMC contends that the actual ownership interest of the transmission owners on the Alliance Transco could exceed the ownership interest of the Publico. [FN18]

         *7 NCEMC argues that the Commission should impose a timetable under which a divesting transmission owner would have no more than three full tax years from the time of the initial divestiture of its transmission assets to the Alliance Transco to sell or otherwise dispose of its ownership interest in the Alliance Transco. [FN19] As currently structured, NCEMC contends that an Alliance Company may retain an ownership interest in the Alliance Transco indefinitely. [FN20] Moreover, while Applicants describe the Alliance Companies' interest in Alliance Transco as "passive," NCEMC argues that Applicants have reserved a series of rights that will adversely affect the Publico's ability to manage the business of the Transco free of the control of the divesting transmission owners.

         Intervenors assert that Applicants retain control over the most fundamental decisions that Alliance may make. Ohio Counsel, Coalition and Midwest Customers note that, before the RTO may expand through the addition of new transmission owners, a majority of the existing Alliance Companies must approve the addition. Intervenors argue that Applicants could use this veto to keep out lower cost competitors. Moreover, Ohio Counsel and Coalition note that the Alliance Companies may veto both the acquisition or disposition of assets and the decision to enter or exit lines of business. Wolverine argues that a single Alliance member could use these provisions to block a merger with the Midwest ISO.

                                                                   EXHIBIT D-1.8

         Discussion

         Order No. 888 stated that "an ISO should be independent of any individual market participant or any one class of participants (e.g., transmission owners or end-users)." Order No. 888 also stated that the ISO's rules of governance "should prevent control, and appearance of control, of decision-making by any class of participants." [FN21]

         As previously discussed, the Alliance Transco proposal would allow the Alliance Companies to own passive interests in Transco and would allow each transmission user (including each of the Alliance Companies) to own up to five percent of Transco's managing member, Publico. In aggregate, the initial Alliance Companies could own up to 25 percent of Publico.

         We find that the Alliance Transco does not meet Order No. 888's independence standard. The Alliance Companies' ownership of up to 25 percent of Publico's stock at formation could allow effective control of Publico. In addition, any new utilities that join Alliance could increase the amount of control exercised over Alliance Publico. Also, the Alliance Companies' rights as passive owners in Transco would allow them to veto the addition of new members or existing facilities owned by others. Moreover, the application does not adequately address fiduciary responsibilities of the Transco board and management to passive owners. In short, the Transco/Publico proposal would not "prevent control, and appearance of control, of decision-making by any class of participants." We will direct the Applicants to address these concerns in their compliance filing.

         *8 If Applicants form an interim ISO, Applicants contend that they have modeled their ISO governance structure after the Midwest ISO. According to Applicants, the Alliance ISO will be governed by a seven person Board of Directors elected by the Alliance ISO members from a pool of candidates (which are not affiliated with any of the Alliance Companies) chosen by an independent executive search firm (which is also chosen by the Alliance ISO members). The Board of Directors would then elect the president of the Board of Directors. An Advisory Committee, consisting of sixteen representatives from various stakeholder groups, would advise the Board; however, the Advisory Committee would have no control over the actions of the Board of Directors.

         If the Alliance Companies pursue the formation of Alliance ISO, the Alliance Companies' governance structure would meet the Commission's ISO Principle No. 1 with some modifications to the filing. As filed, only the Alliance Companies would be members in the Alliance ISO at the time of the selection of the executive search firm and subsequent election of the Board. A similar situation existed in the Midwest ISO application. The Commission required an open season for initial membership in the Midwest ISO and established a caretaker to process the applications in order to have as many parties as possible to vote for the ISO Board. [FN22] The Alliance Companies are directed to do the same if they opt to form an ISO. We do not believe that the
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                                                                   EXHIBIT D-1.8

proposed $10,000 membership fee will discourage interested groups from joining the Alliance ISO. There are no restrictions to preclude potential members from pooling their resources in order to have a collective membership interest. [FN23]

         In addition, the Alliance Companies have reserved for themselves the right to remove the ISO Board for various reasons and have adopted several other special provisions that would hamstring the independence of the ISO Board. Consistent with our discussion in Midwest ISO, [FN24] we direct the Alliance Companies to amend Section 2.1.1(g)(ii) of the ISO Bylaws to delete the exclusive right of the Alliance Companies to remove the Board of Directors. The ISO Board of Directors are elected by the members of the ISO and, accordingly, all of the members of the ISO should act to remove the Board of Directors.

         The term sheet for Alliance Transco, which sets forth the preliminary framework, includes several rights for the Alliance Companies that are not adequately justified or explained. For instance, each transmission owner must consent to any merger or consolidation with Alliance Publico that results in the Alliance Publico no longer controlling Alliance Transco. Moreover, any acquisition or disposition of transmission facilities that dilutes the value of the Alliance Companies' interest in Alliance Transco requires the consent of each. This provision does not define what constitutes a dilution of value. The Applicants must remove these provisions or provide additional justification and explanation.

         *9 In addition, the Commission will require that those corporate documents provide that any notice of withdrawal of transmission facilities by an Alliance Company from the Alliance Transco or Alliance ISO must be filed with the Commission and may only become effective upon the Commission's approval. [FN25] In addition, any withdrawal of transmission facilities by an Alliance Company from the Alliance Transco or Alliance ISO will require a Section 203 filing to transfer the control of the jurisdictional facilities back to the Alliance Company.

         Lastly, we decline to amend the Advisory Committee structure that will advise the Alliance ISO Board of Directors. The Advisory Committee is strictly an advisory body which does not exercise any control over the ISO board. Moreover, numerous stakeholder groups are well-represented on the Advisory Committee. However, the Commission will require that the ISO Bylaws be modified to prohibit a corporate entity from participating in more than one stakeholder group. The ability to participate in more than one stakeholder group could skew the advice provided to the ISO Board to favor one or two parties that may be able to stack the Advisory Committee in their favor. Principle No. 2: An ISO and its employees should have no financial interest in the economic performance of any power market participant. An ISO should adopt and enforce strict conflict of interest standards.

         Applicants

         Applicants assert that Alliance will not have an impermissible financial interest in the
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                                                                   EXHIBIT D-1.8

economic performance of market participants because the five percent limit on Publico stock will preclude it from being an affiliate of any market participant. If the Alliance Companies form an ISO, Applicants assert that it would be the policy of the ISO that directors, agents, officers and employees of the organization will not have a direct financial interest in or conflict of interest with any Transmission Owner, ISO Member, or Transmission User. Employees (and Directors, agents and Officers) of the Alliance ISO must dispose of any securities in a market participant within 6 months of employment with the Alliance ISO. [FN26] In addition, the Alliance ISO will operate in such a manner that it will be separate from the wholesale merchant functions of any Transmission Owner, ISO Member or Transmission User. However, notwithstanding the provisions of the Standards of Conduct, the Alliance ISO may employ, as its agent, a Transmission Owner or its employees to carry out its functions.

         Intervenors

         Midwest Customers contend that AEP's plans to transfer its present system control center employees to the RTO violate the ISO bylaws that provide for the Board of Directors to select its employees. [FN27] In addition, Midwest Customers and Industrial Consumers question the independence of these employees from the Alliance members (particularly AEP). Intervenors argue that Applicants have not defined what type of "material interest" directors of the ISO will be permitted to have with market participants, nor have Applicants specified any qualifications regarding the financial independence of directors, officers or employees of the Transco or Publico. [FN28] Moreover, Dayton argues that the lack of specificity with respect to the independence of the Transco and Publico directors and employees illustrates the undeveloped nature of Applicants' filing.

         *10 Discussion

         If the Alliance Companies own a significant amount of voting stock in Publico, Publico's directors, officers and employees may perceive career-preserving value in protecting or preferring the interests of these stockholders over other market participants. In other words, Publico's staff would have a financial interest in enhancing the economic performance of the Alliance Companies, in violation of ISO Principle No. 2. [FN29] Accordingly, we find that this aspect of Applicants' proposal does not satisfy ISO Principle No. 2.

         With respect to the financial interest restrictions proposed by Applicants, our analysis indicates that they have been largely modeled on those accepted by the Commission for the Midwest ISO. Therefore, if the Alliance Companies elect to form the Alliance ISO, the Commission finds that this aspect of Applicants' proposal satisfies ISO Principle No. 2.

         AEP's plan to transfer its control center and associated employees is entirely consistent with the transfer of employees and control centers associated with the formation of the PJM and New York ISOs. In those instances, the existing employees and control centers of the power pools were transferred to the ISO. Any existing Alliance Company employees transferred to the
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                                                                   EXHIBIT D-1.8



Alliance ISO would have to divest their securities within six months of their transfer. [FN30] Thus, we are satisfied that the Directors, agents, Officers, and employees of the Alliance ISO will be independent of any market participants.

         However, we will require that, before the Alliance ISO may hire a transmission owner or any other market participant to act as an agent of the Alliance ISO, the position must be competitively bid and open to all eligible market participants. Principle No. 3: An ISO should provide open access to the transmission system and all services under its control at non-pancaked rates pursuant to a single, unbundled grid-wide tariff that applies to eligible users in a non-discriminatory manner.

         Applicants

         Applicants state that their proposal satisfies Principle No. 3 by providing non-discriminatory open access under a single system tariff and adopting a grid-wide rate after a reasonable transition period. Applicants state that, in developing the transmission pricing proposal, they were committed to a simple principle-that no customer should be "worse off" under the new rate proposal than it is today.

         According to Applicants, Alliance will implement a grid-wide rate that will eliminate all rate pancaking within Alliance within six years of the transmission service date. During the interim, Alliance proposes to charge a maximum of two pancaked rates for each transaction. Every customer would pay an embedded cost access charge based on the costs of the Alliance company where the point of delivery is located, while transactions involving the system of more than one Alliance company will pay a second embedded cost access charge. Applicants contend that the transition rate is necessary to avoid the loss of transmission revenues that result when transactions currently priced under pancaked rates are provided at a single charge. Because the current pancaked revenues are used to defray the transmission costs incurred to serve native loads, the Applicants conclude that moving away from pancaked rates will result in higher transmission rates for native load, i.e., cost shifts.
[FN31]

         *11 Applicants state that the proposed transitional rate is also important to encourage the expansion of Alliance to include additional transmission owning participants. Applicants assert that the proposal avoids the "original member deal syndrome" whereby new members face a potential disincentive to joining an RTO because they will lose revenue from historical pancaking. [FN32] According to Applicants, the proposed transitional rate lessens the disincentives that many transmission owners would otherwise face when considering RTO membership. Furthermore, Applicants contend that the transitional rate and the flexible business structure of Alliance are likely to be attractive features to other transmission owners, and, as Alliance expands in geographic scope, customers will enjoy greater transmission access with no increase in rates.

                                                                   EXHIBIT D-1.8

         Intervenors

         Intervenors complain that Applicants' proposal perpetuates rate pancaking and undermines the very foundation of an RTO. Intervenors [FN33] argue that Applicants' proposal to charge pancaked rates violates the Commission's ISO principles and RTO NOPR. In addition, they contend that pancaked pricing will enhance the market power of Applicants. Midwest ISO argues that transmission customers will actually see a rate increase because they will continue to pay pancaked rates plus an additional charge to fund Alliance.

         Michigan Customers [FN34] and ABATE [FN35] note that they currently pay a single system transmission rate for transmission service across the Michigan systems of Consumers Energy and Detroit Edison which would be eliminated under Applicants' proposal. They argue that, within Michigan, Applicants' proposal is a step back toward the days of pancaked rates.

         Chaparral, AMP-Ohio, and Wolverine argue that Applicants have failed to file any assurances that Alliance will file a single system tariff after the six-year transition period. Intervenors note that because a unanimous vote of the Alliance Companies is required to shift to a new uniform pricing methodology, a single grid-wide rate may never occur. [FN36] Chaparral and Coalition request that the Commission order Applicants to commit to a date certain for filing a single-system rate along with the methodology to be used.

         In response, Applicants contend that their proposed two-part rate is similar to the Midwest ISO's pricing approach for bundled retail load. [FN37] In addition, Applicants state that concerns with respect to Michigan transmission users are unfounded because Detroit Edison has given notice to Consumers Energy of its intent to terminate the underlying pooling agreement, thus making the future of the joint tariff uncertain. Moreover, Applicants assert that under the Alliance OATT, Michigan Consumers would benefit by greater transmission access and a broadened competitive market.

         Discussion

         Applicants largely meet the tariff administration requirements. However, we will reserve judgment on Applicants' non-rate terms and conditions, and most of the issues on rates and transmission pricing (e.g., administrative fee, penalty levels, congestion pricing) pending a compliance filing addressing Alliance's full compliance with the ISO principles (or with the requirements in the RTO Final Rule). We will address the issue of rate pancaking below.

         *12 Applicants' proposal to assess a single embedded cost access charge to some transactions and assess two access charges to other transactions violates a fundamental tenet of ISO Principle No. 3, that services under the ISO tariff should neither favor nor disfavor any user or class of users. Under Applicants' proposal, those transactions that enjoy a single charge are those involving generators and loads located within a single corporate boundary of a transmission owner and, thus, continue a preference for the transmission owners' generation resources.

                                                                   EXHIBIT D-1.8

Applicants' claim that its proposal is better than the status quo because users will pay two charges instead of five is misleading. While this may be true for north-south transactions, these are not the predominant trading patterns. Transactions tend to involve east to west, or west to east, flows and these are not likely to see lower rates.

         We are sympathetic to Applicants' desire to avoid loss of revenue and potential cost shifts, but cannot accept a proposal that presents multiple access fees and adversely impacts competitors. While the proposal is intended to address Applicants' cost shift concerns, it does so by favoring Applicants' generators which will be sheltered from the second charge for their own loads. Moreover, while Applicants state that they have reduced the rate pancaking charges from five to two, the fact remains that Alliance will be a critical gateway for west to east and east to west transfers which involve distances that are only two utilities deep. Thus, the proposed two-part rate appears to perpetuate the status quo for many of the Alliance customers.

         We are also concerned that the interim rate proposal makes the transmission customers of Michigan Electric Coordinating Systems worse off. Currently these customers enjoy a single rate for use of the systems of Consumers and Detroit Edison. Under Applicants' proposed interim pricing, these customers would revert to paying rates over both the Consumers and Detroit Edison systems. Accordingly, we direct Applicants to eliminate the pancaked rates. Our directive is without prejudice to the proposal of a different transition mechanism that addresses quantifiable revenue lost from the movement to non-pancaked rates in a non-discriminatory manner.

         Under ISO Principle No. 3, Order 888 also stated that the "portion of the transmission grid operated by a single ISO should be as large as possible, consistent with the agreement of market participants."

         The Commission has previously approved the Midwest ISO as meeting this requirement, in a case which raised many of the same geographic arguments raised here by intervenors. In doing so, the Commission stated:

           To ensure that the formation of the Midwest ISO, as well as other new transmission entities, results in the coordination in the public interest of jurisdictional facilities (as described in FPA Section 203(b)), we will carefully examine the interaction of new proposals for sub-regional transmission entities in this region. In reviewing such proposals, we will consider whether any sub-regional transmission entity could lead to balkanization of the interconnected grid from the perspective of reliability, competition and transmission service availability. [FN38]
*13 Consistent with our decision in Midwest ISO, and for the same reasons stated therein, we find that Alliance meets this aspect of ISO Principle No. 3. [FN39] Principle No. 4: An ISO should have the primary responsibility in ensuring short-term reliability of grid operations. Its role in this responsibility should be well-defined and comply with all applicable standards set by NERC and

                                                                   EXHIBIT D-1.8

the regional reliability council.

         Applicants

         Applicants contend that Alliance satisfies this principle since it will have exclusive authority for maintaining short-term reliability of the grid. In support of their contention, Applicants state that the Operating Agreement specifies the responsibilities of Alliance, the transmission owners, the generation owners, and the transmission customers necessary to ensure that reliability standards are met. Applicants also state that the Operating Protocol specifies that Alliance will be responsible for maintaining the security and reliability of the integrated transmission system.

         Furthermore, Applicants note that Alliance will be the NERC security coordinator and will direct the control area operations of the transmission owners that operate control areas. Applicants state that as such, Alliance will:
(1) engage in transmission security monitoring and analysis; (2) coordinate with other security coordinators; (3) coordinate with and direct control areas within Alliance; (4) implement reliability procedures; (5) direct responses to emergency situations; and (6) provide congestion clearing solutions. In addition, Applicants observe that the initial membership of Alliance will include companies that belong to different NERC Reliability Councils (i.e., ECAR and SERC). Applicants assert, however, that the operating requirements established by Alliance will meet NERC requirements and will allow for continuance of specific implementation differences between regions as long as NERC and Alliance requirements are met.

         Finally, Applicants state that Alliance will have the authority to designate must-run units in order to ensure system security. Applicants note that the Operating Protocol specifies that transmission owners' operation of their respective facilities will be subject to Alliance's direction, and that it specifically requires that transmission owners will be required to comply with Alliance's instructions in its role as system security coordinator.

         Intervenors

         Dayton argues that Applicants' proposal falls short of ISO Principle No. 4 because the RTO will not consolidate control areas. Thus, the existing operational problems concerning multiple control area wheels will continue.

         Discussion

         The Alliance proposal is different from the previous ISOs addressed by the Commission (apart from the Midwest ISO) because Alliance will not be a control area operator carrying out both transmission and generation control functions. While Alliance will not be the control area operator, it will be the NERC security coordinator and will direct the control area operations of the transmission owners that operate control areas (18 months after commencement of service

                                                                   EXHIBIT D-1.8

they will report to the Commission on possible consolidation of control area functions). In addition, while the Alliance Companies belong to two different NERC Reliability Councils (ECAR and SERC) which use different practices to implement NERC operating requirements, Alliance will establish operating requirements that will allow for the continuation of differences between regions as long as the NERC requirements are met. The RTO will also have the authority to designate must-run units in order to ensure system security. A draft of the reliability must-run agreement will be filed in the future. The Operating Protocol submitted by the Alliance Companies provides Alliance with the necessary responsibility for ensuring the short-term reliability of the grid. While many of the specific details are not provided in the Alliance Companies submittal, the general framework satisfies ISO Principle No. 4.

         *14 The Alliance Companies commit to evaluate the consolidation of control areas within 18 months of the commencement of service under the Alliance OATT and make a report of their findings with the Commission. We believe that this report is a good starting point for the eventual consolidation of control areas requested by Dayton.

         However, the Alliance Companies propose to permit Alliance to delegate certain security monitoring functions to the existing control area operators. [FN40] Before these functions may be delegated, Alliance must specifically define what functions are being delegated and the reason for the transfer. Alliance should post these delegated functions on its OASIS site at least 30 days (if practicable) prior to the temporary transfer of these functions to the control area operators.
Principle No. 5: An ISO should have control over the operation of the interconnected transmission facilities within its region.

         Applicants

         Applicants propose that Alliance will control transmission facilities with a voltage greater than 100 kV and a response factor of 3 percent or more to power transfers across interconnection systems. [FN41] Alliance will have functional control over transmission lines and towers, voltage control devices (e.g., fixed and switched capacitors, reactors, synchronous condensers, and static VAR controllers), power control flow devices, and substation equipment (e.g., circuit breakers, disconnect switches, relays, and wave traps). Alliance will, pursuant to the Agency Agreement, provide service over non-transferred transmission facilities when service over such facilities is required to satisfy a transmission request under the Alliance OATT.

         Applicants assert that Alliance satisfies this principle because the RTO will exercise, at a minimum, functional control over the facilities transferred to it by the transmission owners. [FN42] Applicants note that to the extent necessary, Alliance may exercise temporary functional control over any non- transferred transmission facilities or generation facilities of a transmission owner in order to prevent or to remedy a system emergency. [FN43]

         Intervenors

                                                                   EXHIBIT D-1.8

         Midwest Customers argue that Alliance lacks the requisite control over the transmission facilities in the region. Midwest Customers contend that because Alliance will not have absolute real-time operational control over the facilities, the existing control area operators (i.e., the transmission owners) will be able to discriminate against potential customers. [FN44]

         Intervenors argue that Applicants retain control over the operation of the RTO. [FN45] For example, the RTO must act in accordance with the transmission owners operating guidelines pending the use of alternative dispute resolution. Midwest Customers argue that Alliance has no authority to direct transmission owners to place additional facilities under its control if they are needed for transmission service or to maintain reliability.
[FN46]

         *15 Discussion

         We reject Midwest Customers' concerns regarding the level of facility control proposed for Alliance. The Commission has previously found that the exercise of functional control by an ISO-rather than direct operational control-is an appropriate method of providing for control of an ISO's transmission system. [FN47] Simply put, Midwest Customers have provided us with no persuasive arguments as to why we should disregard that standard in this proceeding (i.e., we find no evidence in the record to persuade us to require Applicants to operate the grid through direct physical operation only). Furthermore, pursuant to Section 2.1.3 of the Alliance Operating Protocol, [FN48] Alliance may exercise temporary functional control over Non-Transferred Transmission Facilities in order to prevent or remedy a system emergency and, therefore, to ensure the reliability of Alliance. Accordingly, we find Midwest Customers' concerns in that regard to be without merit and find that Applicants' proposal satisfies ISO Principle No. 5. Principle No. 6: An ISO should identify constraints on the system and be able to take operational actions to relieve those constraints within the trading rules established by the governing body. Those rules should promote efficient trading.

         Applicants

         Applicants state that they expect an energy market to form in the Alliance region to provide economic solutions for congestion within one year of operation consistent with the RTO NOPR, but do not explain how they will facilitate the development of or manage that market. Prior to development of an energy market, Alliance will implement congestion management to maintain firm transmission service. [FN49] Alliance will not, however, undertake redispatch to accommodate requests for new firm service when there is insufficient ATC. Rather, in the absence of sufficient ATC, Alliance will facilitate (through its OASIS site) bilateral redispatch contracts between a transmission customer and generation owner, solicit bids for providing redispatch, post bids, and coordinate schedule changes as necessary (Operating Protocol 10.4.1), and identify on OASIS potential counter-flow transactions that, if enacted, would have a significant mitigating impact on congestion, and an estimate of the per-unit mitigation each transaction can be expected to provide. Applicants state that Alliance may also solicit bids for

                                                                   EXHIBIT D-1.8

reassignment of firm transmission on the secondary market.

         Applicants state that they will file estimated congestion management fees prior to the transmission service date, and that they will compensate parties that provide congestion management up to 110% of incremental costs, not to exceed demonstrable foregone opportunity costs. If the Alliance Companies form the Alliance Transco, the congestion management fee may take the form of a performance based rate to be filed with the Commission.

         Intervenors

         Intervenors [FN50] complain that the proposal lacks a plan for developing an energy market or a commitment to a mechanism for relieving congestion, e.g., the Planning Protocol fails to specify the obligation to plan and build transmission facilities.

         *16 In addition, Intervenors raise concerns regarding numerous aspects of Applicants' congestion management proposals to maintain transmission service and to accommodate new service. For example, Clearinghouse [FN51] states that the proposal fails to provide customers with rate certainty. In addition, Intervenors [FN52] question Alliance's effectiveness at facilitating redispatch for new service given the lack of generator obligation to submit bids, coupled with pancaked rates. Also in question is whether leaving redispatch in the hands of existing generators and not Alliance creates a bias toward existing trading patterns rather than new generator entry and whether spreading costs among all transmission users will convey necessary price signals. [FN53] Intervenors [FN54] also complain that Alliance has not justified its deviation from the Commission's pro forma tariff requirement to redispatch for new service.

         Applicants respond that Intervenors alleging that the congestion management approach is not fully developed are proposing a standard beyond that contemplated by the Commission in the RTO NOPR. Applicants also state that, since they will not control or own generation resources, they have designed an interim congestion management proposal with a market service that is the functional equivalent of the redispatch service required under the Commission's pro forma tariff.

         Discussion

         Since we are not accepting the Alliance OATT in this order, we provide general guidance to Applicants. Applicants' proposal is largely consistent with the proposal the Commission accepted in Midwest ISO. However, under the pro forma tariff, if the transmission provider rejects a transaction for lack of ATC, it must offer to redispatch its system if it is cheaper than expansion, and may only charge the higher of the embedded cost or the redispatch cost. While Applicants' proposal to not redispatch to accommodate a request for new service is not consistent with the requirements of the pro forma tariff for new service, it appears to offer a reasonable alternative with some modification. In Midwest ISO, the Commission accepted a redispatch proposal similar to the one proposed by Applicants because the Midwest ISO required all generators on the system and owned by ISO members to make a bid to provide the redispatch.

                                                                   EXHIBIT D-1.8


There does not appear to be such a requirement in Applicants' proposal. Without this obligation, it is not clear that Alliance will be effective.

         Intervenors' concerns that the proposal lacks a detailed market plan for congestion management are premature. Similarly, Intervenors' concerns over Applicants' reference to a future proposal to use performance based rates for congestion management are premature. Any such proposal would be triggered by the termination of the transition period, and also would be subject to filing with and acceptance by the Commission.
Principle No. 7: The ISO should have appropriate incentives for efficient management and administration and should procure the services needed for such management and administration in an open, competitive market.

         *17 Applicants

         Applicants contend that the Alliance proposal satisfies this principle. Applicants argue that if formed as an ISO, Alliance will be independent of market participants and will operate in accordance with the ISO Bylaws to ensure efficient management and administration. Applicants further argue that if formed as a Transco, Alliance will "be economically motivated to operate efficiently and to procure services in an open, competitive market." [FN55]

         Intervenors

         According to Dayton, the proposal fails ISO Principle No. 7 because there is no prohibition or limitation on the RTO from contracting with market participants. [FN56]

         Discussion

         We find Dayton's argument to be persuasive and, therefore, we direct Applicants to revise their proposal so that it requires competitive bidding for any contracting of functions. With this modification, Applicants' proposal will satisfy ISO Principle No. 7.
Principle No. 8: An ISO's transmission and ancillary services pricing policies should promote efficient use of and investment in generation, transmission, and consumption. An ISO or an RTG of which it is a member should conduct such studies as may be necessary to identify operational problems or appropriate expansions.

         Applicants

         Applicants assert that Alliance's transmission pricing policies will promote more efficient use of and investment in generation, transmission, and consumption. In support of their assertion, Applicants state that their proposal provides for the following: (1) both the Operating Protocol and the Planning Protocol provide Alliance with broad authority to conduct studies necessary to identify operational problems and to identify appropriate expansions; (2) the Operating Protocol

                                                                   EXHIBIT D-1.8


requires Alliance to have a procurement function for ancillary services and locational congestion relief for providing these services to transmission customers; (3) the procurement process is expected to be market-based and to depend heavily on one or more regional power exchanges; [FN57] (4) the Planning Protocol specifically prohibits Alliance from discriminating in favor of any transmission assets, including assets that it owns; and (5) expansion of the system will be done in the most efficient fashion without regard of ownership of transmission, distribution, or generation facilities.

         Intervenors

         Intervenors have filed myriad comments which overlap with those discussed under ISO Principle No. 3.

         Discussion

         The Alliance Companies have not demonstrated the justness and reasonableness of several rate provisions. These include rate formulas (including return on equity), losses, penalties, and congestion management costs. Applicants have also failed to justify numerous non-rate terms and conditions, e.g., restriction of network service to within a pricing zone, elimination of specific negotiated terms for self provision of ancillary services without justification, no obligation to redispatch to accommodate requests for new transmission service by either Alliance or the generators on the Alliance system which are required to enter into interconnection agreements with Alliance, failure to justify the proposed flexible non-firm point-to-point service, and an unexplained generation interconnection policy that appears to result in "and" pricing.

         *18 In addition, Applicants propose to be the provider of last resort for ancillary services; however, Applicants intend to let the market determine how ancillary services will be provided. The Application lacks detail in how the market will provide ancillary services and is therefore incomplete in this regard. However, Applicants state that they will study and identify operational problems and take steps necessary to correct those problems.

         In view of our above concerns, we direct Applicants to amend their filing in Docket No. ER99-3144-000 to provide greater detail and justification regarding their proposed rate, non-rate, and ancillary service provisions. We will address these issues in the future order on Applicants' OATT.
Principle No. 9: An ISO should make transmission system information publicly available on a timely basis via an electronic information network consistent with the Commission's requirements.

         Applicants

         Applicants state that Alliance will operate an Alliance OASIS to receive and process all

                                                                   EXHIBIT D-1.8


transmission service requests in accordance with the Alliance OATT, and that the OASIS will fully meet the requirements of Order No. 889. Applicants also state that, in the interim, the Alliance Companies will individually operate their existing OASIS sites and they commit to consolidate these operations as early as possible.

         Intervenors

         No substantive comments were filed regarding Applicants' proposal.

Discussion

Applicants' proposed framework satisfies ISO Principle No. 9.
Principle No. 10: An ISO should develop mechanisms to coordinate with neighboring control areas.

         Applicants

         Applicants observe that the Operating Protocol describes the role that Alliance is expected to have as a NERC security coordinator. In addition, Applicants state that Alliance will coordinate with neighboring control areas and security coordinators to ensure reliability and to manage loop flow issues. Thus, Applicants contend, the Alliance proposal satisfies ISO Principle No. 10.

         Intervenors

         No substantive comments were filed regarding Applicants' proposal.

         Discussion

         While Applicants have not provided any specific details, we find that their proposed framework satisfies ISO Principle No. 10. Applicants must provide and support the specifics of their proposal in their compliance filing. Principle No. 11: An ISO should establish an ADR process to resolve disputes in the first instance.

         Applicants

         Applicants contend that Alliance fully satisfies this principle. In support of their contention, Applicants provide the following statements: (1) the Alliance Agreement includes a Dispute Resolution Procedure for disagreements among the transmission owners; [FN58] (2) the term sheet for the Alliance Transco contemplates the establishment of alternative dispute resolution procedures and, in particular, a complaint procedure providing for ADR procedures will be established for alleged violations of any of the standards of conduct; [FN59] and (3) the

                                                                   EXHIBIT D-1.8


Alliance ISO Bylaws and the pro forma Operation Agreement both include dispute resolution procedures. [FN60]

         *19 Intervenors

         No substantive comments were filed regarding Applicants' proposal.

         Discussion

         Applicants' proposal satisfies ISO Principle No. 11.

                               IV. RTO Final Rule

The Applicants argue that their proposal substantially complies with the RTO NOPR. The Commission is concurrently issuing the RTO Final Rule, so we will provide guidance on three of the key principles set forth in the RTO Final Rule that are implicated by the Alliance Companies' application-independence, scope and configuration, and tariff administration and design (i.e., rate pancaking). Each of these three issues is addressed below.

         Independence

         The RTO Final Rule establishes the following requirement:

         The [RTO] must be independent of market participants. (i) The [RTO], its employees, and any nonstakeholder directors must not have financial interests in any market participants. (ii) A[n] [RTO] must have a decision making process that is independent of control by any market participant or class of participants. The application of these requirements is further explicated in the RTO Final Rule.

         The Alliance proposal raises two types of independence concerns: whether the arrangements for active ownership of Publico are consistent with the Final Rule and whether the proposed passive ownership arrangements in the limited liability company by Divesting Transmission Owners of Transco are consistent with the Final Rule?

         Active Ownership

         The RTO Final Rule articulates a five percent safe harbor for ownership by a market participant of a transco for a period of five years subject to extension upon a showing of public interest. It allows applicants to propose an ownership level above five percent if they justify their proposal based on various factors identified in the RTO Final Rule. The RTO Final Rule states that, in making its case-by-case determinations, the Commission will look at the voting interests held by other class members, the amount of passive ownership held by market participants, the

                                                                   EXHIBIT D-1.8

degree of dispersion of voting interests among other market participants and the general public, and the rights retained by the owners as suppliers of facilities and services to the RTO. The RTO Final Rule also addresses the need for a class cap on ownership, adopting a benchmark of fifteen percent of the RTO's voting securities in the aggregate.

         As noted above, the Applicants would allow each transmission user to own up to five percent of Publico, and thus allow the Applicants to own up to 25 percent. The Applicants argue that these ownership levels are needed to ensure the viability of Publico in the financial markets. However, they offer virtually no evidence or support for this assertion. They argue that investment in Publico by industry participants "will assure other (non-energy industry) investors that the Alliance Transco (and thus Alliance Publico) will be a financial success." However, even if we assume that their proposal is necessary to the financial viability and success of the new venture, Applicants have not adequately explained why they need to maintain any particular level of voting control and whether such voting control-exercised either individually or jointly-might influence future operational decisions of the Transco in ways that could favor the Divesting Transmission Owners.

         *20 In order to comply with the RTO Final Rule, Applicants may seek to justify their proposal based on the guidance provided in the Rule. If so, Applicants must submit additional detail and support-including actual bylaws, quorum requirements, and other relevant information that would permit the Commission to assess the degree to which each Divesting Transmission Owner retaining an active ownership interest in the Publico could affect the independence of transmission decision-making by the RTO.

         Alternatively, Applicants may amend their proposal to establish mechanisms that would effectively restrict their ability to exercise voting control over operating decisions by the RTO Publico (e.g., placing their stock in some form of trust) or which would otherwise limit their ability to control decisions by the Board of Directors of Publico (e.g., they could place limits on the number of board members that Divesting Transmission Owners could elect).

         Passive Ownership

         The RTO Final Rule states that passive ownership may be acceptable subject to an audit requirement. The RTO Final Rule also states that passive ownership must be demonstrated to be truly independent based on certain factors (i.e. the Commission will approve a proposal only if we are satisfied that the RTO has a decisionmaking process that is independent of control by the passive owners).

         Here, the Applicants have proposed to retain veto power over new transmission members and over the acquisition and disposition of transmission facilities because of concerns that this might dilute the value of their passive ownership interests. The Applicants have offered little information about what fiduciary obligations, if any, the directors of Alliance Publico, as the manager and director of Alliance Transco, may owe to the passive Divesting Transmission

                                                                   EXHIBIT D-1.8

Owners.

         In order to comply with the RTO Final Rule, Applicants would need to revise and support their proposal in light of the discussion of the RTO Final Rule.

         Scope and Configuration

         The RTO Final Rule establishes the following requirement:

         The [RTO] must serve an appropriate region. The region must be of sufficient scope and configuration to permit the RTO to maintain reliability, effectively perform its required functions and support the efficient and non-discriminatory power markets. The application of these requirements is further explicated in the RTO Final Rule.

         Because of their geographic location, the Alliance Companies form a line running from Michigan southeast to Virginia. Alliance would isolate PJM on the east from utilities west of Alliance. This configuration appears to have strategic implications and does not meet several factors identified in the RTO Final Rule. For example, rather than supporting a regional market based on historical trading patterns, Alliance would perpetuate the existing situation where the Alliance Companies separate the buyers and sellers that constitute the predominant west-east trading patterns. Also, because the benefits of reduced rates will accrue to north-south transactions, the existing west-east trading patterns will derive little or no benefit from the proposal. This exemplifies the concern raised in the Final Rule about strategically located "toll-gates." Because Alliance does not include utilities west of AEP, its configuration also would not internalize or otherwise address the significant loop flow issues which involve AEP and its western neighbors. Also, the Alliance configuration is at odds with the Final Rule's expectation that RTOs will not disrupt existing regional institutions because it severs two existing NERC reliability councils. Based on these factors, the Alliance configuration raises concerns with regard to its proposed scope and configuration.

         *21 We will not prescribe at this time how the Applicants should resolve these concerns. One option would be for Applicants to form or join an RTO that satisfies the regional scope and configuration requirements of the RTO Final Rule. The Final Rule introduces the concept of effective scope, and discusses the possibility that, through coordination and agreements with neighboring RTOs or adopting hierarchal control, the seams can be managed in a way that simulates greater scope. For example, it may be possible that Alliance, Midwest ISO and PJM could negotiate procedures and rate treatments that would eliminate the toll-gate aspect of Alliance's configuration, deal with loop flow issues, and eliminate concerns about reliability impairment that arise as a result of the lack of symmetry between these institutions and the NERC councils.

         Rate Pancaking

                                                                   EXHIBIT D-1.8

The RTO Final Rule establishes the following requirement:

         Customers under the [RTO] tariff must not be charged multiple access fees for the recovery of capital costs for transmission service over facilities that the [RTO] controls. The application of these requirements is further explicated in the RTO Final Rule.

         Applicants propose to continue a form of rate pancaking for up to six years. While they do not commit to a specific rate form thereafter, they commit to revisit the issue. Alliance says that its proposal (which assesses a single license plate rate to some transactions and assesses two rates to other transactions) reduces rate pancaking because the maximum pancake stack is two, not the five that each company could charge individually. Applicants state that the transition rate is necessary to avoid the loss of revenues that result when transactions currently priced under non-pancaked rates are provided at a single charge. Because the current pancaked revenues are used to defray the transmission costs incurred by native loads, Applicants conclude that moving away from pancaked rates will result in higher transmission rates for native load (which they characterize as a cost shift issue).

         This aspect of the proposal violates one of the fundamental tenets of the Final Rule. Continuing pancaked rates of any type has significant impacts on the development of regional markets because it assigns a higher transmission cost on some users solely as a result of the existing transmission owner's corporate boundaries. Those transactions that will enjoy a single charge are those involving generators and loads located within a single corporate boundary of each transmission owner and, thus, continue a preference for the transmission owners' generation resources. Applicants' claim that their proposal is better than the status quo because users will pay two pancaked charges instead of five is misleading. While this may be true for north-south transactions, these are not the predominate trading patterns. Transactions involving east-west flows are not likely to see lower rates. Also, this proposal reinstitutes a pancaked rate for the Consumers/Detroit system which currently offers a joint single-system rate.

         *22 We note that, because Applicants did not have the benefit of the Final Rule when their proposal was filed, they were not aware that the Commission would offer substantial flexibility in innovative pricing that does not involve pancaked rates. We expect that, with the options described in the Final Rule, Alliance Companies will be able to develop innovative rate proposals that do not suffer the deficiencies of pancaked rates. We note that the Commission is not closing the door on transition mechanisms that address cost shifts. For instance, if there were a quantifiable revenue loss caused by the movement from pancaked rates to non-pancaked rates, it may have a slight impact on the single access charge if spread over the entire RTO region, where all customers are affected similarly. Thus a transition mechanism to address cost shifts might be supportable.

                                  V. Conclusion

                                                                   EXHIBIT D-1.8

         As discussed above, we conditionally approve the Alliance Companies' proposal under Order No. 888's ISO principles. This approval is conditioned upon the Alliance Companies making the revisions that we direct to the Alliance proposal and the related agreements. Any such changes to the proposal and agreements pursuant to this order will be subject to Commission review and approval of the compliance filing. The Commission will consider the merits of any other changes on a case-by-case basis as part of a separate filing and proceeding, and interested parties will have the opportunity to comment on any such proposal.

The Commission orders:

         (A) The Alliance Companies' request for authorization under Section 203 to dispose of the jurisdictional facilities of its public utility members is hereby granted, subject to the conditions and requirements discussed in the body of this order.

         (B) The untimely motions to intervene in these dockets are hereby granted as discussed in the body of this order.

         (C) The motions to consolidate and requests for an evidentiary hearing are hereby denied, as discussed in the body of this order.

         (D) The Alliance Companies are hereby directed to submit a compliance filing as discussed in the body of this order, including therein the complete agreements necessary to implement Applicants' proposal.

         (E) The Applicants' agreements (apart from the open access transmission tariff) are hereby conditionally accepted, as modified pursuant to Ordering Paragraph D.

         (F) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, services, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission.

         (G) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

         (H) The Commission retains authority under Section 203(b) of the FPA to issue supplemental orders as appropriate.

         *23 Commissioner H (acute)ebert dissented with a separate statement attached.

         FN1 The Alliance Companies are: American Electric Power Service Corporation (AEP) on behalf of the public utility operating company subsidiaries of the AEP system

                                                                   EXHIBIT D-1.8

(Appalachian Power Company, Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, and Wheeling Power Company), Consumers Energy Company (Consumers), Detroit Edison Company (Detroit Edison), FirstEnergy Corp. (FirstEnergy) on behalf of the transmission-owning FirstEnergy Operating Companies (The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company, and The Toledo Edison Company), and Virginia Electric and Power Company (VEPCO).

         FN2 Regional Transmission Organizations, Final Rule, 89 FERC P 61,285
(1999) (RTO Final Rule).

         FN3 Notice of Proposed Rulemaking, Regional Transmission Organizations, Docket No. RM99-2-000, 87 FERC P 61,173 (RTO NOPR).

         FN4 Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, 61 Fed. Reg. 21,540 (1996), FERC Statutes and Regulations, Regulations Preambles January 1991-June 1996 P 31,036 (1996), order on reh'g, Order No. 888-A, 62 Fed. Reg.
12,274 (1997), FERC Statutes and Regulations P 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC P 61,248 (1997), order on reh'g, Order No. 888-C, 82 FERC P 61,046 (1998), appeal docketed, Transmission Access Policy StudyGroup, et al. v. FERC, Nos. 97-1715, et al. (D.C. Cir.).

         FN5 Section 203 application at 6.

         FN6 Section 203 application at 8.

         FN7 Each Alliance Company that is not a Divesting Transmission owner will receive one vote as to whether it agrees in the creation of the Alliance Transco. However, the concurrence of the Non-Divesting Transmission Owners is not required if the total number of Non-Divesting Transmission Owners is less than 25 percent of the number of Alliance Companies or there is only one Non-Divesting Transmission Owner. Applicants' Section 203 application at 9.

         FN8 The Alliance Transco will operate all the transmission facilities under its control pursuant to Operating and Planning Protocols.

         FN9 Section 203 application at 15.

         FN10 Section 2.2 of the Alliance Agreement.

         FN11 The Comments, protests and motions to intervene raise concerns on some of the specific components of this proposal. We note that many aspects of the Alliance Companies'

                                                                   EXHIBIT D-1.8

proposal are incomplete and thus our review is limited. Accordingly, our silence on a particular subject does not indicate either our approval or disapproval.

         FN12 See 18 C.F.R. s 385.213(a)(2) (1998).

         FN13 Atlantic City Electric Company, et al., 76 FERC P 61,306, at p. 62,513 (1996).

         FN14 Wabash Valley at 6, TDU Systems at 11-13, Ohio Counsel 6-14, APPA & NRECA at 10-14, Citizen Power at 6-7, Midwest Customers at 17-26, Industrial Consumers at 17-18, Wolverine at 10-14, Virginia Committee at 6-7, Clearinghouse at 4-6, NCEMC at 9-18, AMP-Ohio at 15-26, Indiana Commission at 9-11, Ohio Commission at 4-5, Coalition at 16-26.

         FN15 TDU Systems at 12-13, South Carolina Authority 8-12.

         FN16 Chaparral at 12.

         FN17 TDU Systems at 12-13, South Carolina Authority 8-12.

         FN18 NCEMC and AMP-Ohio contend that the ownership interest of the transmission owners in the Alliance Transco raises a host of questions concerning the fiduciary duty of the Alliance Publico to the divesting transmission owners.

         FN19 NCEMC at 14.

         FN20 NCEMC notes that the divesting transmission owners have granted a "put right" that allows them to require the Alliance Transco to purchase their ownership interests five years after divestiture and every year thereafter. Thus, the divesting transmission owners have the right to require the Alliance Transco to buy their ownership interests, but no obligation to sell them. NCEMC at 14, footnote 3.

         FN21 Order No. 888 at p. 31,730.

         FN22 See Midwest ISO, 84 FERC P 61,231, at p. 62,148 (1998).

         FN23 In PJM we accepted a proposed application fee of $1,500 and an annual membership fee of $5,000 and stated that some small fee is required to ensure that applicants have a financial interest in the ISO. See PJM, 81 FERC at
p. 62,265.

         FN24 See Midwest ISO, 84 FERC at p. 62,151.

         FN25 Midwest ISO, 84 FERC at p. 62,151 citing PJM, 81 FERC at p.
62,265.

         FN26 Participation in a pension plan is permissible if the plan is a defined-benefit plan

                                                                   EXHIBIT D-1.8


that does not involve ownership of the securities.

         FN27 Midwest Customers at 24-26.

         FN28 Dayton at 11 and Wolverine at 14.

         FN29 This same conflict could also arise if other transmission users owned a significant amount of voting stock in Publico.

         FN30 ISO Bylaws at Section 2.6.2(e)(i).

         FN31 Section 205 application, Attachment 3 at 7.

         FN32 Id. at 8-9.

         FN33 Wabash Valley at 7, ABATE at 6-8, TDUSystems at 14-16, Ohio Counsel at 15, Chaparral at 17, Midwest Customers at 31-33, Wolverine at 5-7, Dayton at 17, Industrial Consumers at 11-13, Cleveland at 9-12, Michigan Customers at 4- 8, Virginia Committee at 9-10, NCEMC at 18-25, AMP-Ohio at 4-10, Ohio Commission at 6-8 Coalition at 28-47.

         FN34 Michigan at 4-5.

         FN35 ABATE at 10.

         FN36 Enron at 9, Dayton at 17, and Wolverine at 7.

         FN37 The analogy with Midwest ISO is not on point. If a member utility chooses not to place its bundled retail load under the Midwest ISO tariff, the transmission costs associated with those loads must be recovered from the bundled retail customers. If the member utility wants to use the Midwest ISO tariff to transmit power to serve bundled retail load, it must pay for that service separately.

         FN38 See Midwest ISO, 84 FERC at pp. 62,145-46.

         FN39 We reach a different conclusion on scope in our discussion below on guidance under the RTO Final Rule.

         FN40 Operating Agreement at Section 5.3.4.

         FN41 FirstEnergy is the exception to this rule, and proposes to transfer its transmission facilities with a voltage greater than 69 kV.

         FN42 Applicants note that the Commission previously approved a similar proposal for

                                                                   EXHIBIT D-1.8

operations of a regional transmission system. Section 205 application at 57, citing Midwest ISO, 84 FERC at p. 62,167.

         FN43 Id., citing Appendix 5 at Article II.

         FN44 Midwest Customers at 26-28.

         FN45 Ohio Counsel, Coalition and AMP-Ohio.

         FN46 Midwest Customers at 29. Coalition requests that the Commission require the transmission owners to turn over functional control of any transmission assets that the RTO deems are necessary to perform its duties. Coalition at 82.

         FN47 See Midwest ISO, 84 FERC at p. 62,161.

         FN48 Appendix 5 at Section 2.1.3.

         FN49 Congestion management to maintain firm service is discussed in the Alliance RTO OATT.

         FN50 Dayton at 18, Midwest Customers at 36, Coalition at 88-94.

         FN51 Clearinghouse at 18-19.

         FN52 Coalition at 91-92.

         FN53 Virginia Commission at 13-15, Midwest ISO at 12-15.

         FN54 AMP-Ohio at 13-14, Coalition at 90.

         FN55 Id. at 58.

         FN56 Dayton at 20-21.

         FN57 Id., citing Appendix 5 at Article XI.

         FN58 Id. at 59, citing Appendix 1 at Article XII.

         FN59 Id., citing Appendix 3.

         FN60 Id. at 60, citing Appendix 4 at Article III and Appendix 8 at
Article VII, respectively.

                                                                   EXHIBIT D-1.8

                                   Appendix A

*24 Listed parties have filed notices of intervention or motions to intervene in the referenced dockets. Short-hand references to parties referred in the order are indicated in parenthesis after the name.


Company Name                                Docket            Docket

                                       No.EC99-80-000     No.ER98-3144-000
American Municipal Power-Ohio, Inc.        X                   X
(AMP-Ohio)
American Public Power Association and      X                   X
National Rural Electric Cooperative
Association (APPA & NRECA)
Arkansas Cities                                                X
Arkansas Public Service Commission         X
(Arkansas Commission)
Association of Businesses Advocating       X
Tariff Equity (ABATE)
California Electricity Oversight Board                         X
Carolina Power and Light Company           X
Chaparral (Virginia), Inc. (Chaparral)     X                   X
Cinergy Services, Inc.                     X                   X
Citizen Power, Inc. (Citizen Power)        X                   X
City of Cleveland, Ohio (Cleveland)                            X
Coalition of Midwest Transmission          X                   X
Customers (Midwest Customers)
Coalition of Municipal and Cooperative     X                   X
Users of Alliance Companies'
Transmission (Coalition)
Commonwealth Edison Company                X                   X
(Commonwealth Edison)
Consumer Advocate Division of the Public   X
Service Commission of West Virginia
(West Virginia Consumer Advocate)
Consumers Energy Company (Consumers)                           X
Dairyland Power Cooperative                                    X
Dayton Power & Light Company (Dayton)                          X
Division of Consumer Counsel, Office of    X                   X
the Attorney General of Virginia
Duke Energy Trading and Marketing, L.L.C.                      X
Duke Energy Corporation                    X
Duquesne Light Company                                         X

                                                                   EXHIBIT D-1.8

Electric Clearinghouse, Inc.               X                   X

         (Clearinghouse)
Electricity Consumers Resource Council,    X                   X
American Iron and Steel Institute, and
Indiana Industrial Energy Consumers, Inc.
(Industrial Consumers)
Enron Power Marketing, Inc. (Enron)        X                   X
Entergy Services, Inc.                     X
Great Lakes Energy                         X
Haddington Ventures, L.L.C.                X
Illinois Commerce Commission               X                   X
(Illinois Commission)
Indiana and Michigan Municipal             X                   X
Distributors Association
Indiana Office of Utility Consumer         X

         Counselor
Indiana Utility Regulatory Commission      X                   X
(Indiana Commission)
Indianapolis Power & Light Company         X                   X
Louisiana Public Service Commission        X
(Louisiana Commission)
Maryland Public Service Commission                             X
(Maryland Commission)
Michigan Public Service Commission and                         X

         the State of Michigan
Michigan Wholesale Customers               X                   X
(Michigan Customers)
Midwest Generation, L.L.C. and Edison      X                   X
Mission Marketing & Trading, Inc.
Midwest ISO Participants (Midwest ISO)     X                   X
Mississippi Public Service Commission      X
(Mississippi Commission)
Missouri Public Service Commission         X
Monongahela Power Company, The Potomac     X                   X

  Edison Company, and West Penn Power

   Company (collectively Allegheny Power)
New York Mercantile Exchange                                   X
North Carolina Electric Membership         X                   X

                                                                   EXHIBIT D-1.8

Corporation (NCEMC)
Northern Indiana Public Service Company    X                   X
Ohio Consumers' Counsel (Ohio Counsel)     X                   X
The Ohio Municipal Energy Group            X                   X
Ohio Rural Electric Cooperatives, Inc.     X                   X

         and
Buckeye Power, Inc.
Ormet Primary Aluminum Corporation         X
Ontario Power Generation Inc.              X
PG&E Generating Company (PG&E Gen)                             X
PJM Interconnection, L.L.C. (PJM)          X                   X
PP&L, Inc.                                 X                   X
Pennsylvania Office of Consumer Advocate   X
(Pennsylvania Advocate)
Public Service Commission of West                              X

         Virginia
(West Virginia Commission)
Public Service Electric and Gas Company                        X
Public Utilities Commission of Ohio        X                   X
(Ohio Commission)
Reliant Energy Power Generation, Inc.      X
Shell Energy Services Company, L.L.C.      X
South Carolina Public Service Authority    X                   X
(South Carolina Authority)
Southeastern Power Administration          X
Steel Dynamics, Inc.                       X                   X
TransEnergie U.S. Ltd. (TransEnergie)      X                   X
Transmission Dependent Utility Systems     X                   X
(TDU Systems)
Virginia Committee for Fair Utility Rates  X                   X
(Virginia Committee)
Virginia Independent Power                 X                   X
Producers, Inc.
Virginia State Corporation Commission                          X
(Virginia Commission)
Wabash Valley Power Association, Inc.      X
(Wabash Valley)
Wolverine Power Supply Cooperative, Inc.   X                   X
(Wolverine)


Curt H (acute)'SCebert, jr., C'ECommissioner, dissenting:

                                                                   EXHIBIT D-1.8

         *25 This order conditionally accepts the proposal from the Alliance Companies (Alliance) to form a for-profit transmission company, a transco. As opposed to requiring further information and explanations, I would approve the transco now. The majority raises questions with the application in a manner that opponents of transco's could interpret as inconsistent with Order No. 2000 (RTO
Rule) that we issue today. To avoid confusion about the RTO Rule, and to emphasize that FERC will, in fact, favor stand-alone transmission companies, transco's, I explain my arguments in writing.

         The majority rejects the Alliance's justifications for the "configuration" of the company and calls it a "tollgate." Slip op. at 33. The order requires further information. The majority also suggests that, instead, the Alliance join a new or "existing" Regional Transmission Organization (RTO). No RTO currently exists. The uninformed could view the order as favoring an ISO for the Midwest. Nothing could be further from the truth.

         Given that, we have yet to approve any ISO as an RTO, and that ISO's fall short of the goal we stated in the RTO Rule's Preamble for a stand-alone transmission business, any reasonable person should consider such a conclusion illogical and inconsistent with Order No. 2000. Moreover, in the RTO Rule, we require audits for ISO boards (subject to comments on rehearing). Therefor, we could hardly endorse one.

         Substantively, I disagree with the holding on configuration. The majority completely ignores the record evidence that the area the Alliance comprises encompasses a natural trading area. For example, American Electric Power Corporation (AEP), the backbone of the Alliance trades about three times greater volume with the companies running along the "line from Michigan to Virginia" than it does with the Midwest ISO. Alliance Answer to Protests at 17. I have said publicly many times that the Alliance significantly exceeds the National Grid Company of England, a successful transco in everyone's mind, in miles of line, customers and capital investment. The majority confuses political boundaries with economic. We want RTO's as economic enterprises, not political institutions. The Alliance constitutes a going economic enterprise. More information would only reinforce my conclusion.

         The majority also objects to the "veto power" the Alliance Companies hold over new members, acquisitions and disposition of property, as well as the authority to remove the board. Slip op. at 32. My colleagues regard this as potentially evincing control, unless the Alliance further explains its reservation of rights. Biased observers, or the unfamiliar, would say this shows that under the RTO Rule, passive investors can have "no control" over operations. I commend reading the Preamble that explicitly draws the line at "preservation of capital investment."

         Moreover, as an agency dealing in the real world, we should approve the provision. Non-voting, or passive, interests have no control over the day-to-day conduct of a business. Common shareholders exercise that power. This is clear to those understanding real-world finance.

                                                                   EXHIBIT D-1.8

Therefore, the "veto power" the majority decries applies to actions that would jeopardize capital investment. What the majority places under a cloud here preservation of passive owners' capital investment - we permit under the RTO Rule. There, we acknowledge, that passive owners may reserve rights to protect their capital investment. These provisions fall within the line.

         *26 In addition to the principles of corporate economics, the majority overlooks the qualifier on the so-called veto that appears in the Alliance agreement: to protect the value of the owners' equity. That phrase comes from countless, standard business instruments. Ordinary home mortgages include the same concept. All would agree that the Alliance should not admit members with bad credit records. Similarly, reasonable people would agree that passive owners should step in when the company management dissipates the treasury and should remove board members for cause. Corporate fiduciary duty requires no less.

         Finally, the majority questions the six-year transition period for zone rates. Slip op. at 19. In the RTO NOPR, we acknowledged the need for a transition. Moreover, the majority ignores the fact that, in the ISO context, we allow differences in rates based on the location of the customer. Some of my colleagues consider a permanent difference just and reasonable. That arrangement they call "license plate rates," a benign-sounding name. These transitional zone rates, a temporary rate disparity, they call "pancaked rates," an oppressive-sounding name. These same colleagues justify "license plate rates" as a pragmatic departure from pure comparability. They do so in the name of extending the scope of the market. Yet these same people overlook the same argument with regard to zone rates. The Michigan consumers, in whose behalf the majority claims to act, id., benefit from a large market. I consider that a small price to pay for a short-term deviation from our ideal. Delivered price will be the hallmark of the competitive market, if only the FERC will believe.

         I understand that the majority wants further explanation, and, in fact, the Chairman has expressed enthusiasm for the Alliance business model. Nevertheless, I see harm in subjecting the RTO Rule to misinterpretation, whether deliberate or innocent. I also see harm in the majority's delaying an RTO, especially when the RTO Rule establishes ambitious deadlines. I would approve now the arrangement FERC will eventually accept anyway. The foundation of the Alliance business model is solid and the opportunity for a stand alone transmission business can be built on these principles. We have yet to see a perfect pool, RTG, or ISO. The foundation must be in place before the walls and roof of transmission, as a viable alternative to new generation, can be built. If the majority (FERC) is to be true to comments made before Congress and the press releases describing the RTO rule as VOLUNTARY, then we must allow these formations to take place and flourish in this ERA of Competitive Opportunity. I respectfully dissent.

Federal Energy Regulatory Commission

89 FERC P 61,298, 1999 WL 1212980 (F.E.R.C.)

                                                                   EXHIBIT D-1.8

END OF DOCUMENT